UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2022

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	30-1205798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1002 West Avenue, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 693-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on October 19, 2022, Alan S. Knitowski, Chief Executive Officer of Phunware, Inc. (the "Company"), submitted notice of resignation to the Company effective as of the expiration of his employment agreement on December 27, 2022 (the "Separation Date").

On December 13, 2022, the Company entered into a Confidential Transition, Consulting and General Release Agreement (the "Agreement") with Mr. Knitowski. The Agreement provides that Mr. Knitowski's employment will terminate effective on the Separation Date. Furthermore, effective the Separation Date, Mr. Knitowski will freely and voluntarily resign his position as a director of the Company's Board of Directors. The Company and Mr. Knitowski have agreed that from the period of the Separation Date and continuing through December 31, 2023 (the "Services Period"), Mr. Knitowski will serve as a special advisor to the Company. The Company and Mr. Knitowski both agreed to a mutual general release, which excludes certain specified types of claims. Mr. Knitowski also agreed to certain restrictive covenants, including confidentiality, non-compete and non-solicitation provisions.

As compensation for his service as a special advisor during the Services Period, Mr. Knitowski will receive aggregate gross compensation of $225,000, less applicable withholdings, payable in twelve (12) monthly installments of $18,750 (the "Monthly Installment Payment"), beginning January 31, 2023. The Monthly Installment Payment may be made in the form of cash, Bitcoin or the issuance of common stock of the Company, in the Company's sole discretion. The Company will also reimburse Mr. Knitowski for continuation coverage under the Company's group health plan in accordance with COBRA through December 31, 2023.

During the course of his employment with the Company, Mr. Knitowski was awarded a certain number of grants of restricted stock units pursuant to the Company's 2018 Equity Incentive Plan (the "Knitowski Grants"). As of the Separation Date, Mr. Knitowski had approximately 473,263 unvested restricted stock units under the Knitowski Grants. The Knitowski Grants were made at multiple occurrences, each of which contained various vesting share amounts on various dates, with the last vesting period scheduled to occur in May 2025. As additional compensation under the Agreement, the Company modified the vesting schedule with respect to the unvested portion of restricted stock units under the Knitowski Grants, such that 39,438 restricted stock units will vest on each of the last day of each month from January 2023 through November 2023 and 39,445 restricted stock units will vest on December 31, 2023.

The foregoing is only a summary of the material terms of the Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder. Furthermore, the foregoing is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
10.1	Confidential Transition, Consulting and General Release Agreement by and between Phunware, Inc. and Alan S. Knitowski executed on December 13, 2022.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2022	Phunware, Inc.

	By:	/s/ Matt Aune
Matt Aune Chief Financial Officer